Exhibit 99.2

Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including those discussed in Item 1A. “Risk Factors” and “Forward-Looking Statements.” We have acquired and initiated a number of businesses during the periods presented and addressed in this Management’s Discussion and Analysis of Financial Condition and Results of Operations. Our financial statements include the results of operations of those businesses from the date acquired or when they commenced operations. This Management’s Discussion and Analysis of Financial Condition and Results of Operations has been updated to reflect the revision of our financial statements for entities which have been treated as discontinued operations through September 30, 2014.

Overview

We are an international transportation services company, operating automotive retail dealerships, commercial vehicle distribution and car rental franchises principally in the United States, Western Europe, Australia and New Zealand, and employing approximately 18,000 people worldwide.

Automotive Dealership. We are the second largest automotive retailer headquartered in the U.S. as measured by the $14.6 billion in total revenue we generated in 2013. As of December 31, 2013, we operated 324 automotive retail franchises, of which 176 franchises are located in the U.S. and 148 franchises are located outside of the U.S. The franchises outside the U.S. are located primarily in the U.K. In 2013, we retailed and wholesaled more than 435,000 vehicles. We are diversified geographically, with 65% of our total automotive dealership revenues in 2013 generated in the U.S. and Puerto Rico and 35% generated outside the U.S. We offer over 35 vehicle brands, with 69% of our automotive dealership revenue in 2013 generated from premium brands, such as Audi, BMW, Mercedes-Benz and Porsche. Each of our dealerships offers a wide selection of new and used vehicles for sale. In addition to selling new and used vehicles, we generate higher-margin revenue at each of our dealerships through maintenance and repair services and the sale and placement of third-party finance and insurance products, third-party extended service and maintenance contracts and replacement and aftermarket automotive products. Automotive dealerships represented 98.6% of our total revenues and 97.5% of our total gross profit in 2013.

Commercial Vehicle. On August 30, 2013, we completed the acquisition of Western Star Trucks Australia, the exclusive importer and distributor of Western Star heavy duty trucks (a Daimler brand), MAN heavy and medium duty trucks and buses (a VW Group brand), and Dennis Eagle refuse collection vehicles, together with associated parts across Australia, New Zealand and portions of Southeast Asia. The business also includes three retail commercial vehicle dealerships. From our acquisition on August 30, 2013 through December 31, 2013, this business generated $152.5 million of revenue through the distribution and retail sale of vehicles and parts to a network of more than 70 dealership locations. This business represented 1.0% of our total revenues and 1.1% of our total gross profit in 2013.

Car Rental. We are the Hertz car rental franchisee in the Memphis, Tennessee market and certain Indiana markets. We currently manage more than fifty on- and off-airport Hertz car rental locations. Our Hertz car rental operations represented 0.4% of our total revenues and 1.4% of our total gross profit in 2013 and complement our existing U.S. automotive dealership operations.

Penske Truck Leasing. We also hold a 9.0% ownership interest in Penske Truck Leasing Co., L.P. (“PTL”), a leading provider of transportation services and supply chain management. PTL operates and maintains approximately 205,000 vehicles and serves customers in North America, South America, Europe and Asia and is one of the largest purchasers of commercial trucks in North America. Product lines include full-service truck leasing, truck rental and contract maintenance, logistics services such as dedicated contract carriage, distribution center management, transportation management and acting as lead logistics provider. PTL is owned 41.1% by Penske Corporation, 9.0% by us and the remaining 49.9% of PTL is owned by direct and indirect subsidiaries of General Electric Capital Corporation (“GECC”). We account for our investment in PTL under the equity method, and we therefore record our share of PTL’s earnings each quarter on our statements of operations under the caption “Equity in Earnings of Affiliates,” which also includes the results of our other investments.

Outlook

The level of new automotive unit sales in our markets affects our results. The new vehicle market and the amount of customer traffic visiting our dealerships have improved during the past few years, and there are market expectations for continued improvement in 2014. In 2013, U.S. car and light truck sales increased 7.5% from 2012 to 15.6 million units. We believe the U.S. automotive market will continue to improve based upon industry forecast from companies such as IHS Automotive, Edmunds and Kelley Blue Book, coupled with demand in the marketplace, an aging vehicle population, a strong credit environment for consumers, and the planned introduction of new models by many different vehicle brands.

During 2013, U.K. vehicle registrations increased 10.8% from 2012 to 2.3 million registrations. Based on industry forecasts from entities such as the Society of Motor Manufacturers and Traders (www.smmt.co.uk), we believe the U.K. market will continue to be resilient as a result of U.K. motorists responding positively to new products and the latest technologically advanced vehicles, particularly in the area of premium brand sales and attractive financing offers.

Our commercial vehicle distribution and retail operations business operates in the Australian and New Zealand heavy and medium duty truck markets, the bus market and the refuse collection vehicle market. In 2013, the Australia heavy duty truck market reported sales of 11,119 units, representing a decrease of 2.3% from 2012. The brands we represent in Australia maintained an 11.7% share of that market in 2013. We expect the Australian/New Zealand commercial vehicle market to be relatively stable over the next twelve months and look for positive results to impact our business as we integrate those operations.

We expect our car rental operations and PTL to benefit from the improving economic conditions in the United States. As described in Item 1A. “Risk Factors,” there are a number of factors that could cause actual results to differ materially from our expectations.

Operating Overview

Automotive dealerships represent the majority of our results of operations. New and used vehicle revenues include sales to retail customers and to leasing companies providing consumer automobile leasing. We generate finance and insurance revenues from sales of third-party extended service contracts, sales of third-party insurance policies, commissions relating to the sale of finance and lease contracts to third parties and the sales of certain other products. Service and parts revenues include fees paid by customers for repair, maintenance and collision services, and the sale of replacement parts and other aftermarket accessories as well as warranty repairs which are reimbursed directly by various OEM’s.

Our gross profit tends to vary with the mix of revenues we derive from the sale of new vehicles, used vehicles, finance and insurance products, and service and parts transactions. Our gross profit varies across product lines, with vehicle sales usually resulting in lower gross profit margins and our other revenues resulting in higher gross profit margins. Factors such as inventory and vehicle availability, customer demand, consumer confidence, unemployment, general economic conditions, seasonality, weather, credit availability, fuel prices and manufacturers’ advertising and incentives also impact the mix of our revenues, and therefore influence our gross profit margin.

Aggregate gross profit increased $252.6 million, or 12.7%, during 2013 compared to 2012. The increase in gross profit is largely attributable to same-store increases in new and used vehicle, finance and insurance and service and parts gross profit. Our retail gross margin percentage decreased from 16.3% during 2012 to 15.9% during 2013, due primarily to lower gross margin on new and used vehicle retail sales as well as an increase in the percentage of our revenues generated by vehicle sales, which carry a lower gross margin than other parts of our business.

Our selling expenses consist of advertising and compensation for sales personnel, including commissions and related bonuses. General and administrative expenses include compensation for administration, finance, legal and general management personnel, rent, insurance, utilities and other expenses. As the majority of our selling expenses are variable, and we believe a significant portion of our general and administrative expenses are subject to our control, we believe our expenses can be adjusted over time to reflect economic trends.

The results of our commercial distribution and retail business are principally driven by the number and types of vehicles ordered by our customers. The results of our car rental operations are principally driven by the volume and pricing of vehicle rentals in our markets.

Floor plan interest expense relates to financing incurred in connection with the acquisition of new and used vehicle inventories that is secured by those vehicles. Other interest expense consists of interest charges on all of our interest-bearing debt, other than interest relating to floor plan financing and includes interest relating to our commercial vehicle and car rental vehicle acquisitions. The cost of our variable rate indebtedness is based on the prime rate, defined London Interbank Offered Rate (“LIBOR”), the Bank of England Base Rate, the Finance House Base Rate, or the Euro Interbank Offered Rate or the Australian or New Zealand Bank Bill Swap Rate (BBSW). Our floor plan interest expense has increased during 2013 as a result of an increase in the amounts outstanding under floor plan arrangements. Our other interest expense has increased during 2013 due to an increased level of borrowing in 2013 relating to the issuance of our $550.0 million 5.75% senior subordinated notes in August 2012 and borrowings to acquire the commercial vehicle business. We used the proceeds of the 5.75% notes to repurchase our $375.0 million 7.75% senior subordinated notes in the third quarter of 2012. The overall increase in other interest expense was offset in part by the 200 basis point reduction in the interest rate.

Equity in earnings of affiliates represents our share of the earnings from our investments in joint ventures and other non-consolidated investments, including PTL. Because PTL is engaged in different businesses than we are, its operating performance may vary significantly from ours.

The future success of our business is dependent upon, among other things, general economic and industry conditions, our ability to consummate and integrate acquisitions, the level of vehicle sales in the markets where we operate, our ability to increase sales of higher margin products, especially service and parts services, our ability to realize returns on our significant capital investment in new and upgraded dealership facilities, our ability to integrate acquisitions, the success of our distribution of commercial vehicles and the return realized from our investments in various joint ventures and other non-consolidated investments. See Item 1A. “Risk Factors” and “Forward-Looking Statements” below.

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires the application of accounting policies that often involve making estimates and employing judgments. Such judgments influence the assets, liabilities, revenues and expenses recognized in our financial statements. Management, on an ongoing basis, reviews these estimates and assumptions. Management may determine that modifications in assumptions and estimates are required, which may result in a material change in our results of operations or financial position.

The following are the accounting policies applied in the preparation of our financial statements that management believes are most dependent upon the use of estimates and assumptions.

Revenue Recognition

Automotive Dealership Vehicle, Parts and Service Sales. We record revenue when vehicles are delivered and title has passed to the customer, when vehicle service or repair work is completed and when parts are delivered to our customers. Sales promotions that we offer to customers are accounted for as a reduction of revenues at the time of sale. Rebates and other incentives offered directly to us by manufacturers are recognized as a reduction of cost of sales. Reimbursements of qualified advertising expenses are treated as a reduction of selling, general and administrative expenses. The amounts received under certain manufacturer rebate and incentive programs are based on the attainment of program objectives, and such earnings are recognized either upon the sale of the vehicle for which the award was received, or upon attainment of the particular program goals if not associated with individual vehicles. Taxes collected from customers and remitted to governmental authorities are recorded on a net basis (excluded from revenue). During 2013, 2012, and 2011, we earned $509.8 million, $470.8 million, and $371.1 million, respectively, of rebates, incentives and reimbursements from manufacturers, of which $496.7 million, $458.7 million, and $360.6 million, respectively, was recorded as a reduction of cost of sales. The remaining $13.1 million, $12.1 million, and $10.5 million was recorded as a reduction of selling, general and administrative expenses during 2013, 2012, and 2011, respectively.

Automotive Dealership Finance and Insurance Sales. Subsequent to the sale of a vehicle to a customer, we sell installment sale contracts to various financial institutions on a non-recourse basis (with specified exceptions) to mitigate the risk of default. We receive a commission from the lender equal to either the difference between the interest rate charged to the customer and the interest rate set by the financing institution or a flat fee. We also receive commissions for facilitating the sale of various products to customers, including guaranteed auto protection insurance, vehicle theft protection and extended service contracts. These commissions are recorded as revenue at the time the customer enters into the contract. In the case of finance contracts, a customer may prepay or fail to pay their contract, thereby terminating the contract. Customers may also terminate extended service contracts and other insurance products, which are fully paid at purchase, and become eligible for refunds of unused premiums. In these circumstances, a portion of the commissions we received may be charged back based on the terms of the contracts. The revenue we record relating to these transactions is net of an estimate of the amount of chargebacks we will be required to pay. Our estimate is based upon our historical experience with similar contracts, including the impact of refinance and default rates on retail finance contracts and cancellation rates on extended service contracts and other insurance products. Aggregate reserves relating to chargeback activity were $23.3 million and $23.4 million as of December 31, 2013 and 2012, respectively.

Commercial Vehicle Revenue. Revenue from the distribution of vehicles and parts is recognized at the time of delivery of goods to the retailer.

Car Rental Revenue. Rental and rental related revenues are recognized over the period the vehicles and accessories are rented based on the terms of the rental contract. Taxes collected from customers and remitted to the governmental authorities are recorded on a net basis (excluded from revenue).

Impairment Testing

Franchise value impairment is assessed during the fourth quarter every year and upon the occurrence of an indicator of impairment through a comparison of its carrying amount and estimated fair value. An indicator of impairment exists if the carrying value of a franchise exceeds its estimated fair value and an impairment loss may be recognized up to that excess. The fair value of franchise value is determined using a discounted cash flow approach, which includes assumptions about revenue and profitability growth, franchise profit margins, and the cost of capital. We also evaluate our franchise agreements in connection with the annual impairment testing to determine whether events and circumstances continue to support our assessment that the franchise agreements have an indefinite life.

Goodwill impairment is assessed at the reporting unit level during the fourth quarter every year and upon the occurrence of an indicator of impairment. Our operations are organized by management into operating segments by line of business and geography. We have determined that we have two reportable segments as defined in generally accepted accounting principles for segment reporting: (i) Retail, consisting of our automotive retail operations, and (ii) Other, consisting of our commercial vehicle operating segment, our car rental business operating segment, and our investments in non-automotive retail operations. We have determined that the dealerships in each of our operating segments within the Retail reportable segment are components that are aggregated into four geographical reporting units for the purpose of goodwill impairment testing, as they (A) have similar economic characteristics (all are automotive dealerships having similar margins), (B) offer similar products and services (all sell new and used vehicles, service, parts and third-party finance and insurance products), (C) have similar target markets and customers (generally individuals) and (D) have similar distribution and marketing practices (all distribute products and services through dealership facilities that market to customers in similar fashions). The geographic reporting units are Eastern, Central, and Western United States and International. The goodwill included in our Other reportable segment relates to our car rental business operating segment and our commercial vehicle operating segment. The car rental business operating segment has been identified as its own reporting unit. Our commercial vehicle operating segment has two geographic reporting units.

For our retail operations reporting units, we prepare a qualitative assessment of the carrying value of goodwill using the criteria in ASC 350-20-35-3 to determine whether it is more likely than not that a reporting unit’s fair value is less than its carrying value. If it were determined through the qualitative assessment that a reporting unit’s fair value is more likely than not greater than its carrying value, additional analysis would be unnecessary. During 2013, we concluded that it was not more likely than not that any of the retail operations reporting units’ fair value were less than their carrying amount. If the additional impairment testing was necessary, we would have estimated the fair value of our reporting units using an “income” valuation approach. The “income” valuation approach estimates our enterprise value using a net present value model, which discounts projected free cash flows of our business using the weighted average cost of capital as the discount rate. In connection with this process, we also reconcile the estimated aggregate fair values of our reporting units to our market capitalization. We believe that this reconciliation process is consistent with a market participant perspective. This consideration would also include a control premium that represents the estimated amount an investor would pay for our equity securities to obtain a controlling interest and other significant assumptions including revenue and profitability growth, franchise profit margins, residual values and the cost of capital.

For our car rental business reporting unit, we performed our initial impairment test by comparing the estimated fair value of the reporting unit with its carrying value. We estimated the fair value of our reporting unit using an “income” valuation approach. We concluded that the fair value of the reporting unit exceeded its carrying value.

Investments

We account for each of our investments under the equity method, pursuant to which we record our proportionate share of the investee’s income each period. The net book value of our investments was $346.9 million and $303.2 million as of December 31, 2013 and 2012, respectively, including $268.8 million relating to PTL as of December 31, 2013. Investments for which there is not a liquid, actively traded market are reviewed periodically by management for indicators of impairment. If an indicator of impairment is identified, management estimates the fair value of the investment using a discounted cash flow approach, which includes assumptions relating to revenue and profitability growth, profit margins and the cost of capital. Declines in investment values that are deemed to be other than temporary may result in an impairment charge reducing the investments’ carrying value to fair value.

Self-Insurance

We retain risk relating to certain of our general liability insurance, workers’ compensation insurance, auto physical damage insurance, property insurance, employment practices liability insurance, directors and officers insurance and employee medical benefits in the U.S. As a result, we are likely to be responsible for a significant portion of the claims and losses incurred under these programs. The amount of risk we retain varies by program, and, for certain exposures, we have pre-determined maximum loss limits for certain individual claims and/or insurance periods. Losses, if any, above the pre-determined loss limits are paid by third-party insurance carriers. Certain insurers have limited available property coverage in response to the natural catastrophes experienced in recent years. Our estimate of future losses is prepared by management using our historical loss experience and industry-based development factors. Aggregate reserves relating to retained risk were $21.1 million and $20.1 million as of December 31, 2013 and 2012, respectively. Changes in the reserve estimate during 2013 relate primarily to our general liability and workers compensation programs.

Income Taxes

Tax regulations may require items to be included in our tax returns at different times than the items are reflected in our financial statements. Some of these differences are permanent, such as expenses that are not deductible on our tax return, and some are temporary differences, such as the timing of depreciation expense. Temporary differences create deferred tax assets and liabilities. Deferred tax assets generally represent items that will be used as a tax deduction or credit in our tax returns in future years which we have already recorded in our financial statements. Deferred tax liabilities generally represent deductions taken on our tax returns that have not yet been recognized as expense in our financial statements. We establish valuation allowances for our deferred tax assets if the amount of expected future taxable income is not likely to allow for the use of the deduction or credit.

We do not provide for U.S. taxes relating to undistributed earnings or losses of our foreign subsidiaries. Income from continuing operations before income taxes of foreign subsidiaries (which subsidiaries are predominately in the U.K.) was $134.7 million, $117.0 million, and $98.4 million during 2013, 2012 and 2011, respectively. We believe these earnings will be indefinitely reinvested in the companies that produced them. At December 31, 2013, we have not provided U.S. federal income taxes on a temporary difference of $664.3 million related to the excess of financial reporting basis over tax basis in the foreign subsidiaries.

Classification in Continuing and Discontinued Operations

We classify the results of our operations in our consolidated financial statements based on generally accepted accounting principles relating to discontinued operations, which requires judgments, including whether a business will be divested, whether the cash flows will be replaced, the period required to complete the divestiture, and the likelihood of changes to the divestiture plans. If we determine that a business should be either reclassified from continuing operations to discontinued operations or from discontinued operations to continuing operations, our consolidated financial statements for prior periods are revised to reflect such reclassification.

New Accounting Pronouncements

In February 2013, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2013-02, “Comprehensive Income (Topic 220) — Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” ASU No. 2013-02 requires disclosure of amounts reclassified out of accumulated other comprehensive income by component. In addition, we are required to present either on the face of the statement of income or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required to be reclassified to net income in its entirety in the same reporting period. For amounts not reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional detail about those amounts. We complied with the disclosure requirements of this ASU as shown in Note 15 to the Consolidated Financial Statements.

In March 2013, the FASB issued ASU No. 2013-05, “Foreign Currency Matters (Topic 830) — Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity.” ASU No. 2013-05 resolves the diversity in practice about whether Subtopic 810-10, Consolidation—Overall, or Subtopic 830-30, Foreign Currency Matters—Translation of Financial Statements, applies to the release of the cumulative translation adjustment into net income when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a business within a foreign entity. This ASU is effective prospectively for the first annual period beginning after December 15, 2013. We do not expect adoption of ASU No. 2013-05 to affect our consolidated financial position, results of operations, or cash flows.

In July 2013, the FASB issued ASU No. 2013-10, “Derivatives and Hedging (Topic 815) — Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes.” The amendments in ASU No. 2013-10 permit the Fed Funds Effective Swap Rate to be used as a U.S. benchmark interest rate for hedge accounting purposes under Topic 815, in addition to UST and LIBOR. This ASU is effective prospectively for qualifying new or redesignated hedging relationships entered into on or after July 17, 2013. We do not expect the adoption of ASU No. 2013-10 to affect our consolidated financial position, results of operations, or cash flows.

In July 2013, the FASB issued ASU No. 2013-11, “Income Taxes (Topic 740) — Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists.” ASU No. 2013-11 resolves the diversity in practice regarding the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. This ASU is effective for the first annual period beginning after December 15, 2013. We do not expect adoption of ASU No. 2013-11 to affect our consolidated financial position, results of operations, or cash flows.

Results of Operations

The following tables present comparative financial data relating to our operating performance in the aggregate and on a “same-store” basis. Dealership results are included in same-store comparisons when we have consolidated the acquired entity during the entirety of both periods being compared. As an example, if a dealership was acquired on January 15, 2011, the results of the acquired entity would be included in annual same-store comparisons beginning with the year ended December 31, 2013 and in quarterly same store comparisons beginning with the quarter ended June 30, 2012.

2013 compared to 2012 and 2012 compared to 2011 (in millions, except unit and per unit amounts)

Our results for 2012 include costs of $17.8 million ($13.0 million after-tax), or $0.14 per share, relating to the redemption of $375.0 million aggregate principal amount of our previously outstanding 7.75% Notes. Our results for 2011 include an $11.0 million, or $0.12 per share, net income tax benefit. The components of the net benefit include (a) a $17.0 million, or $0.19 per share, positive adjustment primarily from the release of amounts previously recorded in the U.K. as uncertain tax positions as such positions were accepted by the U.K. tax authorities and (b) a negative adjustment relating to a valuation allowance against certain U.K. deferred tax assets of $6.0 million, or $0.07 per share, as evidence supporting the future realizability of such assets was no longer available.

Automotive Retail New Vehicle Data

(in millions, except unit and per unit amounts)

			2013 vs. 2012				2012 vs. 2011
New Vehicle Data	2013	2012	Change	% Change	2012	2011	Change	% Change
New retail unit sales	196,521	178,055	18,466	10.4%	178,055	146,353	31,702	21.7%
Same-store new retail unit sales	189,159	174,277	14,882	8.5%	160,192	141,574	18,618	13.2%
New retail sales revenue	$7,538.3	$6,682.5	$855.8	12.8%	$6,682.5	$5,537.2	$1,145.3	20.7%
Same-store new retail sales revenue	$7,269.9	$6,543.0	$726.9	11.1%	$6,021.9	$5,332.2	$689.7	12.9%
New retail sales revenue per unit	$38,359	$37,530	$829	2.2%	$37,530	$37,835	$(305)	(0.8)%
Same-store new retail sales revenue per unit	$38,433	$37,544	$889	2.4%	$37,592	$37,664	$(72)	(0.2)%
Gross profit — new	$580.3	$540.6	$39.7	7.3%	$540.6	$459.7	$80.9	17.6%
Same-store gross profit — new	$561.4	$529.6	$31.8	6.0%	$484.9	$443.2	$41.7	9.4%
Average gross profit per new vehicle retailed	$2,953	$3,036	$(83)	(2.7)%	$3,036	$3,141	$(105)	(3.3)%
Same-store average gross profit per new vehicle retailed	$2,968	$3,039	$(71)	(2.3)%	$3,027	$3,131	$(104)	(3.3)%
Gross margin% — new	7.7%	8.1%	(0.4)%	(4.9)%	8.1%	8.3%	(0.2)%	(2.4)%
Same-store gross margin% — new	7.7%	8.1%	(0.4)%	(4.9)%	8.1%	8.3%	(0.2)%	(2.4)%

Units

Retail unit sales of new vehicles increased 18,466 units, or 10.4%, from 2012 to 2013, and increased 31,702 units, or 21.7%, from 2011 to 2012. The increase from 2012 to 2013 is due to a 14,882 unit, or 8.5%, increase in same-store new retail unit sales, coupled with a 3,584 unit increase from net dealership acquisitions during the year. Same-store units increased 7.6% in the U.S. and 10.9% internationally due in part to more favorable macro-economic conditions in the U.S. and in the U.K. The same-store increases were driven by a 10.5% increase in our premium brands, a 6.7% increase in our volume foreign brands and an 8.2% increase in our domestic brands.

The increase from 2011 to 2012 is due to an 18,618 unit, or 13.2%, increase in same-store new retail unit sales, coupled with a 13,084 unit increase from net dealership acquisitions during the year. The same-store increase is primarily due to an increase in premium brand unit sales. We believe our premium, volume foreign, and domestic brands are being positively impacted by improved market conditions including increased credit availability, pent-up demand, the introduction of new models, and specifically in the case of volume foreign Japanese brands, improved inventory levels, as these manufacturers have returned to normal production levels following the March 2011 tsunami.

Revenues

New vehicle retail sales revenue increased $855.8 million, or 12.8%, from 2012 to 2013 and increased $1,145.3 million, or 20.7%, from 2011 to 2012. The increase from 2012 to 2013 is due to a $726.9 million, or 11.1%, increase in same-store revenues, coupled with a $128.9 million increase from net dealership acquisitions during the year. The same-store revenue increase is due primarily to the 8.5% increase in same-store unit sales, which increased revenue by $572.0 million, coupled with an $889, or 2.4%, increase in comparative average selling prices per unit, which increased revenue by $154.9 million.

The increase from 2011 to 2012 is due to a $689.7 million, or 12.9%, increase in same-store revenues, coupled with a $455.6 million increase from net dealership acquisitions during the year. The same-store revenue increase is due primarily to the 13.2% increase in new retail unit sales, which increased revenue by $699.9 million, somewhat offset by a $72, or 0.2%, decrease in comparative average selling prices per unit, which decreased revenue by $10.2 million. We believe the changes in comparative average selling price per unit were driven in part by inventory availability in our Japanese volume foreign brands as a result of the March 2011 tsunami.

Gross Profit

Retail gross profit from new vehicle sales increased $39.7 million, or 7.3%, from 2012 to 2013, and increased $80.9 million, or 17.6%, from 2011 to 2012. The increase from 2012 to 2013 is due to a $31.8 million, or 6.0%, increase in same-store gross profit, coupled with a $7.9 million increase from net dealership acquisitions during the year. The same-store increase is due primarily to the 8.5% increase in new retail unit sales, which increased gross profit by $44.2 million, somewhat offset by a $71, or 2.3%, decrease in average gross profit per new vehicle retailed, which decreased gross profit by $12.4 million.

The increase from 2011 to 2012 is due to a $41.7 million, or 9.4%, increase in same-store gross profit, coupled with a $39.2 million increase from net dealership acquisitions during the year. The same-store increase is due primarily to a 13.2% increase in retail unit sales, which increased gross profit by $56.4 million, somewhat offset by a $104, or 3.3%, decrease in average gross profit per new vehicle retailed, which decreased gross profit by $14.7 million. We believe that the changes in gross profit per unit and gross margin in 2012 and 2011 were driven in part by inventory availability of Japanese brands as a result of the March 2011 tsunami.

Automotive Retail Used Vehicle Data

(in millions, except unit and per unit amounts)

			2013 vs. 2012				2012 vs. 2011
Used Vehicle Data	2013	2012	Change	% Change	2012	2011	Change	% Change
Used retail unit sales	164,548	143,392	21,156	14.8%	143,392	119,727	23,665	19.8%
Same-store used retail unit sales	157,465	140,338	17,127	12.2%	129,799	116,521	13,278	11.4%
Used retail sales revenue	$4,210.4	$3,674.6	$535.8	14.6%	$3,674.6	$3,166.7	$507.9	16.0%
Same-store used retail sales revenue	$4,061.0	$3,620.4	$440.6	12.2%	$3,348.8	$3,089.9	$258.9	8.4%
Used retail sales revenue per unit	$25,587	$25,626	$(39)	(0.2)%	$25,626	$26,450	$(824)	(3.1)%
Same-store used retail sales revenue per unit	$25,790	$25,798	$(8)	(0.0)%	$25,800	$26,518	$(718)	(2.7)%
Gross profit — used	$307.9	$280.0	$27.9	10.0%	$280.0	$249.1	$30.9	12.4%
Same-store gross profit — used	$296.7	$275.8	$20.9	7.6%	$256.6	$243.1	$13.5	5.6%
Average gross profit per used vehicle retailed	$1,871	$1,953	$(82)	(4.2)%	$1,953	$2,081	$(128)	(6.2)%
Same-store average gross profit per used vehicle retailed	$1,884	$1,965	$(81)	(4.1)%	$1,977	$2,086	$(109)	(5.2)%
Gross margin % — used	7.3%	7.6%	(0.3)%	(3.9)%	7.6%	7.9%	(0.3)%	(3.8)%
Same-store gross margin % — used	7.3%	7.6%	(0.3)%	(3.9)%	7.7%	7.9%	(0.2)%	(2.5)%

Units

Retail unit sales of used vehicles increased 21,156 units, or 14.8%, from 2012 to 2013 and increased 23,665 units, or 19.8%, from 2011 to 2012. The increase from 2012 to 2013 is due to a 17,127 unit, or 12.2%, increase in same-store retail unit sales, coupled with a 4,029 unit increase from net dealership acquisitions. Same-store units increased 13.7% in the U.S. and 9.3% internationally. The same-store increases were driven by an 11.2% increase in our premium brands, a 14.8% increase in our volume foreign brands and a 6.7% increase in our domestic brands. We believe that overall our same-store used vehicle sales are being positively impacted by our retail first initiative which focuses on reducing the number of vehicles we wholesale to third parties by offering and promoting these vehicles for retail sale in our dealerships, improved market conditions including increased credit availability, pent-up demand, an increase in trade-in units due to an increase in new unit sales and an increase in certified pre-owned activity from lease turn ins.

The increase from 2011 to 2012 is due to a 13,278 unit or 11.4%, increase in same-store used retail unit sales, coupled with a 10,387 unit increase from net dealership acquisitions. The same-store increase was due primarily to unit sales increases in premium and volume foreign brand stores in the U.S. and premium brands in the U.K.

Revenues

Used vehicle retail sales revenue increased $535.8 million, or 14.6%, from 2012 to 2013 and increased $507.9 million, or 16.0%, from 2011 to 2012. The increase from 2012 to 2013 is due to a $440.6 million, or 12.2%, increase in same-store revenues, coupled with a $95.2 million increase from net dealership acquisitions. The same-store revenue increase is due to the 12.2% increase in same-store retail unit sales, which increased revenue by $441.7 million, somewhat offset by a $8 decrease in comparative average selling prices per unit, which decreased revenue by $1.1 million.

The increase from 2011 to 2012 is due to a $258.9 million, or 8.4%, increase in same-store revenues, coupled with a $249.0 million increase from net dealership acquisitions during the year. The same-store revenue increase is due to the 11.4% increase in same-store retail unit sales, which increased revenue by $342.6 million, somewhat offset by a $718, or 2.7%, decrease in comparative average selling price per unit, which decreased revenue by $83.7 million.

Gross Profit

Retail gross profit from used vehicle sales increased $27.9 million, or 10.0%, from 2012 to 2013 and increased $30.9 million, or 12.4%, from 2011 to 2012. The increase from 2012 to 2013 is due to a $20.9 million, or 7.6%, increase in same-store gross profit, coupled with a $7.0 million increase from net dealership acquisitions. The increase in same-store gross profit is due to the 12.2% increase in used retail unit sales, which increased gross profit by $32.3 million, somewhat offset by an $81, or 4.1%, decrease in average gross profit per used vehicle retailed, which decreased gross profit by $11.4 million.

The increase from 2011 to 2012 is due to a $13.5 million, or 5.6%, increase in same-store gross profit, coupled with a $17.4 million increase from net dealership acquisitions during the year. The increase in same-store gross profit is primarily due to the 11.4% increase in used retail unit sales, which increased gross profit by $26.2 million, somewhat offset by a $109, or 5.2%, decrease in average gross profit per used vehicle retailed, which decreased gross profit by $12.7 million.

Automotive Retail Finance and Insurance Data

(in millions, except unit and per unit amounts)

			2013 vs. 2012				2012 vs. 2011
Finance and Insurance Data	2013	2012	Change	% Change	2012	2011	Change	% Change
Total retail unit sales	361,069	321,447	39,622	12.3%	321,447	266,080	55,367	20.8%
Total same-store retail unit sales	346,624	314,615	32,009	10.2%	289,991	258,095	31,896	12.4%
Finance and insurance revenue	$371.7	$319.4	$52.3	16.4%	$319.4	$267.1	$52.3	19.6%
Same-store finance and insurance revenue	$361.8	$315.8	$46.0	14.6%	$295.6	$260.1	$35.5	13.6%
Finance and insurance revenue per unit	$1,030	$994	$36	3.6%	$994	$1,004	$(10)	(1.0)%
Same-store finance and insurance revenue per unit	$1,044	$1,004	$40	4.0%	$1,019	$1,008	$11	1.1%

Finance and insurance revenue increased $52.3 million, or 16.4%, from 2012 to 2013 and increased $52.3 million, or 19.6%, from 2011 to 2012. The increase from 2012 to 2013 is due to a $46.0 million, or 14.6%, increase in same-store revenues during the period, coupled with a $6.3 million increase from net dealership acquisitions. The same-store revenue increase is due to a 10.2% increase in same-store retail unit sales, which increased revenue by $33.4 million, coupled with a $40, or 4.0%, increase in comparative average finance and insurance revenue per unit, which increased revenue by $12.6 million. Finance and insurance revenue per unit increased 9.2% to $1,003 per unit in the U.S. and decreased 6.1% to $1,089 per unit internationally. We believe the increases in the U.S are due to our efforts to increase finance and insurance revenue, which include adding resources to drive additional training, product penetration and targeting underperforming locations. We believe the decreases in international are due to increased use of subvented rate customer financing by captive lenders in the U.K., which results in lower finance commissions.

The increase from 2011 to 2012 is due to a $35.5 million, or 13.6%, increase in same-store revenues, coupled with a $16.8 million increase from net dealership acquisitions during the year. The same-store revenue increase is due to a 12.4% increase in retail unit sales, which increased revenue by $32.6 million, coupled with an $11, or 1.1%, increase in comparative average finance and insurance revenue per unit, which increased revenue by $2.9 million.

Automotive Retail Service and Parts Data

(in millions)			2013 vs. 2012				2012 vs. 2011
Service and Parts Data	2013	2012	Change	% Change	2012	2011	Change	% Change
Service and parts revenue	$1,535.7	$1,429.9	$105.8	7.4%	$1,429.9	$1,311.9	$118.0	9.0%
Same-store service and parts revenue	$1,475.6	$1,401.4	$74.2	5.3%	$1,299.1	$1,272.6	$26.5	2.1%
Gross profit	$911.1	$832.5	$78.6	9.4%	$832.5	$751.6	$80.9	10.8%
Same-store gross profit	$877.8	$819.1	$58.7	7.2%	$758.0	$730.1	$27.9	3.8%
Gross margin	59.3%	58.2%	1.1%	1.9%	58.2%	57.3%	0.9%	1.6%
Same-store gross margin	59.5%	58.5%	1.0%	1.7%	58.3%	57.4%	0.9%	1.6%

Revenues

Service and parts revenue increased $105.8 million, or 7.4%, from 2012 to 2013 and increased $118.0 million, or 9.0%, from 2011 to 2012. The increase from 2012 to 2013 is due to a $74.2 million, or 5.3%, increase in same-store revenues during the year, coupled with a $31.6 million increase from net dealership acquisitions. The increase in same-store revenue is due to a $39.7 million, or 4.0%, increase in customer pay revenue, a $28.7 million, or 9.7%, increase in warranty revenue, a $4.4 million, or 4.9%, increase in body shop revenue, and a $1.4 million, or 7.7%, increase in vehicle preparation revenue.

The increase from 2011 to 2012 is due to a $26.5 million, or 2.1%, increase in same-store revenues during the year, coupled with a $91.5 million increase from net dealership acquisitions. The increase in same-store revenue is due to a $17.5 million, or 1.9%, increase in customer pay revenue, a $5.2 million, or 2.0%, increase in warranty revenue, and a $4.2  million, or 28.9%, increase in vehicle preparation revenue. These same store revenue increases are somewhat offset by a $0.4 million, or 0.4%, decrease in body shop revenue. We believe that our service and parts business is being positively impacted by increasing units in operation due to increasing new vehicle sales in recent years.

Gross Profit

Service and parts gross profit increased $78.6 million, or 9.4%, from 2012 to 2013 and increased $80.9 million, or 10.8%, from 2011 to 2012. The increase from 2012 to 2013 is due to a $58.7 million, or 7.2%, increase in same-store gross profit during the year, coupled with a $19.9 million increase from net dealership acquisitions. The same-store gross profit increase is due to the $74.2 million, or 5.3%, increase in same-store revenues, which increased gross profit by $44.2 million, coupled with a 1.7% increase in gross margin percentage, which increased gross profit by $14.5 million. The same-store gross profit increase is composed of a $19.0 million, or 12.8%, increase in warranty gross profit, a $18.7 million, or 14.7%, increase in vehicle preparation gross profit, a $16.4 million, or 3.4%, increase in customer pay gross profit, and a $4.6 million, or 8.2%, increase in body shop gross profit.

The increase from 2011 to 2012 is due to a $27.9 million, or 3.8%, increase in same-store gross profit, coupled with a $53.0 million increase from net dealership acquisitions during the year. The same-store gross profit increase is due to the $26.5 million, or 2.1%, increase in same-store revenues, which increased gross profit by $15.5 million, coupled with a 1.6% increase in gross margin percentage, which increased gross profit by $12.4 million. The same-store gross profit increase is composed of a $18.1 million, or 17.3%, increase in vehicle preparation gross profit, a $9.6 million, or 2.2%, increase in customer pay gross profit, a $0.1 million, or 0.1%, increase in warranty gross profit, and a $0.1 million, or 0.2%, increase in body shop gross profit.

Commercial Vehicle Data

We acquired our commercial vehicle business on August 30, 2013. From our acquisition date through December 31, 2013, this business generated $152.5 million of revenue and $24.0 million of gross profit through the distribution and retail sale of 756 vehicles and parts to a network of more than 70 dealership locations.

Car Rental Data

Car Rental revenue increased $48.6 million to $52.6 million from 2012 to 2013. Car rental gross profit increased $29.9 million to $32.7 million from 2012 to 2013. The significant increases are primarily due to the expansion of our Hertz car rental operations into certain markets in Indiana in March 2013.

Selling, General and Administrative

(in millions)			2013 vs. 2012				2012 vs. 2011
Selling, General and Administrative Data	2013	2012	Change	% Change	2012	2011	Change	% Change
Personnel expense	$971.0	$874.6	$96.4	11.0%	$874.6	$770.1	$104.5	13.6%
Advertising expense	$81.5	$80.1	$1.4	1.7%	$80.1	$68.2	$11.9	17.4%
Rent & related expense	$253.3	$241.9	$11.4	4.7%	$241.9	$226.2	$15.7	6.9%
Other expense	$438.8	$373.9	$64.9	17.4%	$373.9	$330.1	$43.8	13.3%
Total SG&A expenses	$1,744.6	$1,570.5	$174.1	11.1%	$1,570.5	$1,394.6	$175.9	12.6%
Same store SG&A expenses	$1,641.5	$1,537.2	$104.3	6.8%	$1,423.7	$1,353.7	$70.0	5.2%

Personnel expense as % of gross profit	43.4%	44.0%	(0.6)%	(1.4)%	44.0%	44.4%	(0.4)%	(0.9)%
Advertising expense as % of gross profit	3.6%	4.0%	(0.4)%	(10.0)%	4.0%	3.9%	0.1%	2.6%
Rent & related expense as % of gross profit	11.3%	12.2%	(0.9)%	(7.4)%	12.2%	13.1%	(0.9)%	(6.9)%
Other expense as % of gross profit	19.6%	18.8%	0.8%	4.3%	18.8%	19.0%	(0.2)%	(1.1)%
Total SG&A expenses as % of gross profit	77.9%	79.1%	(1.2)%	(1.5)%	79.1%	80.5%	(1.4)%	(1.7)%
Same store SG&A expenses as % of same-store gross profit	77.9%	78.8%	(0.9)%	(1.1)%	79.0%	80.5%	(1.5)%	(1.9)%

Selling, general and administrative (“SG&A”) expenses increased $174.1 million, or 11.1%, from 2012 to 2013 and increased $175.9 million, or 12.6%, from 2011 to 2012. The aggregate increase from 2012 to 2013 is due to a $104.3 million, or 6.8%, increase in same-store SG&A, coupled with a $69.8 million increase from net dealership acquisitions. The increase in same-store SG&A is due primarily to a net increase in variable personnel expenses, as a result of the 8.1% increase in same-store retail gross profit versus the prior year. The increase from 2012 to 2013 includes $1.9 million of acquisition related costs associated with the acquisition of our commercial vehicle business.

The aggregate increase from 2011 to 2012 is due primarily to a $70.0 million, or 5.2%, increase in same-store SG&A expenses, coupled with a $105.9 million increase from net dealership acquisitions during the year. The increase in same-store SG&A expenses from 2011 to 2012 is due to a net increase in variable personnel expenses, as a result of the 7.1% increase in same-store retail gross profit versus the prior year.

SG&A expenses as a percentage of total revenue were 12.0%, 12.1% and 12.8% in 2013, 2012, and 2011, respectively, and as a percentage of gross profit were 77.9%, 79.1%, and 80.5% in 2013, 2012, and 2011, respectively.

Depreciation

Depreciation increased $8.2 million, or 15.5%, from 2012 to 2013 and increased $7.1 million, or 15.5%, from 2011 to 2012. The increase from 2012 to 2013 is due to a $6.0 million, or 11.6%, increase in same-store depreciation, coupled with a $2.2 million increase from net dealership acquisitions during the year. The increase from 2011 to 2012 is due to a $3.2 million, or 7.1%, increase in same-store depreciation, coupled with a $3.9 million increase from net dealership acquisitions during the year. The same-store increases are primarily related to our ongoing facility improvement and expansion programs.

Floor Plan Interest Expense

Floor plan interest expense, including the impact of swap transactions, increased $5.2 million, or 13.6%, from 2012 to 2013 and increased $11.5 million, or 43.2%, from 2011 to 2012. The increase from 2012 to 2013 is due primarily to a $4.1 million, or 10.8%, increase in same-store floor plan interest expense and a $1.1 million increase from net dealership acquisitions. The increase from 2011 to 2012 is due primarily to a $10.3 million, or 40.4%, increase in same-store floor plan interest expense and a $1.2 million increase from net dealership acquisitions. The same-store increases are due primarily to increases in the amounts outstanding under floor plan arrangements.

Other Interest Expense

Other interest expense increased $1.1 million, or 2.4%, from 2012 to 2013 and increased $2.5 million, or 5.7%, from 2011 to 2012. The increase from 2012 to 2013 is due primarily to an increased level of borrowing in 2013 relating to the issuance of our $550.0 million 5.75% senior subordinated notes in August 2012 and borrowings to acquire the commercial vehicle business partially offset by lower interest rates on these notes compared to our refinanced indebtedness. The increase from 2011 to 2012 is due primarily to incremental borrowings made during 2012 relating to acquisitions.

Equity in Earnings of Affiliates

Equity in earnings of affiliates increased $3.1 million, or 11.2%, from 2012 to 2013, and increased $2.2 million, or 8.7%, from 2011 to 2012. These increases were primarily attributable to an increase in equity in earnings from our investment in PTL and increases in earnings at our foreign automotive joint ventures.

Debt Redemption Costs

We incurred a $17.8 million pre-tax charge in connection with the redemption of our 7.75% senior subordinated notes during 2012, consisting of a $15.8 million redemption premium and the write-off of $2.0 million of unamortized deferred financing costs.

Income Taxes

Income taxes increased $29.8 million, or 31.9%, from 2012 to 2013, and increased $22.8 million, or 32.2%, from 2011 to 2012. The increase from 2012 to 2013 is primarily due to an $84.9 million increase in our pre-tax income versus the prior year and a higher mix of U.S. income, which is taxed at higher rates.

The increase from 2011 to 2012 is due to an overall increase in our pre-tax income versus the prior year despite the $17.8 million of debt redemption costs in 2012; however, the 2011 results include a net benefit of $11.0 million from the resolution of certain tax items in the U.K., offset by reductions in U.K. deferred tax assets. Adjusting for the $11.0 million net tax benefit, income taxes increased $11.8 million, or 14.4%, from 2011 to 2012, due primarily to an increase in our pre-tax income versus prior year.

Liquidity and Capital Resources

Our cash requirements are primarily for working capital, inventory financing, the acquisition of new businesses, the improvement and expansion of existing facilities, the purchase or construction of new facilities, debt service and repayments, dividends and potentially repurchases of our outstanding securities under the program discussed below. Historically, these cash requirements have been met through cash flow from operations, borrowings under our credit agreements and floor plan arrangements, the issuance of debt securities, sale-leaseback transactions, mortgages, dividends and distributions from joint venture investments or the issuance of equity securities.

We have historically expanded our operations through organic growth and the acquisition of dealerships and other businesses. We believe that cash flow from operations, dividends and distributions from our joint venture investments and our existing capital resources, including the liquidity provided by our credit agreements and floor plan financing arrangements, will be sufficient to fund our operations and commitments for at least the next twelve months. In the event we pursue significant other acquisitions, other expansion opportunities, significant repurchases of our outstanding securities; or refinance or repay existing debt, we may need to raise additional capital either through the public or private issuance of equity or debt securities or through additional borrowings, which sources of funds may not necessarily be available on terms acceptable to us, if at all. In addition, our liquidity could be negatively impacted in the event we fail to comply with the covenants under our various financing and operating agreements or in the event our floor plan financing is withdrawn.

As of December 31, 2013, we had working capital of $32.3 million, including $49.8 million of cash, available to fund our operations and capital commitments. In addition, we had $285.0 million, £46.0 million ($76.2 million), and AU $28.0 million ($25.0 million) available for borrowing under our U.S. credit agreement, U.K. credit agreement, and Australian working capital loan agreement, respectively.

Securities Repurchases

From time to time, our Board of Directors has authorized securities repurchase programs pursuant to which we may, as market conditions warrant, purchase our outstanding common stock or debt on the open market, in privately negotiated transactions, via a tender offer, or through a pre-arranged trading plan. We have historically funded any such repurchases using cash flow from operations, borrowings under our U.S. credit facility and borrowings under our U.S. floor plan arrangements. The decision to make repurchases will be based on factors such as the market price of the relevant security versus our view of its intrinsic value, the potential impact of such repurchases on our capital structure, and our consideration of any alternative uses of our capital, such as acquisitions and strategic investments in our current businesses, in addition to any then-existing limits imposed by our finance agreements and securities trading policy.

During 2013, we acquired 97,818 shares of our common stock for $3.1 million, or an average of $32.13 per share, from employees in connection with a net share settlement feature of employee equity awards. During 2013, we also repurchased 410,000 shares of our outstanding common stock on the open market for a total of $12.7 million, or an average of $30.93 per share, under our existing securities repurchase program. As of December 31, 2013, we have $85.6 million in repurchase authorization under the repurchase program.

Dividends

We paid the following cash dividends on our common stock in 2012 and 2013:

Per Share Dividends

2012

First Quarter	$0.10
Second Quarter	0.11
Third Quarter	0.12
Fourth Quarter	0.13

2013

First Quarter	$0.14
Second Quarter	0.15
Third Quarter	0.16
Fourth Quarter	0.17

We also have announced a cash dividend of $0.18 per share payable on March 3, 2014 to shareholders of record on February 10, 2014. Future quarterly or other cash dividends will depend upon a variety of factors considered relevant by our Board of Directors which may include our earnings, capital requirements, restrictions relating to any then-existing indebtedness, financial condition and other factors.

Vehicle Financing

We finance substantially all of the commercial vehicles we purchase for distribution, new vehicles for retail sale and a portion of our used vehicle inventories for retail sale under revolving floor plan arrangements with various lenders, including the captive finance companies associated with automotive manufacturers. In the U.S., the floor plan arrangements are due on demand; however, we have not historically been required to repay floor plan advances prior to the sale of the vehicles that have been financed. We typically make monthly interest payments on the amount financed. Outside of the U.S., substantially all of our floor plan arrangements are payable on demand or have an original maturity of 90 days or less, and we are generally required to repay floor plan advances at the earlier of the sale of the vehicles that have been financed or the stated maturity.

The floor plan agreements typically grant a security interest in substantially all of the assets of our dealership subsidiaries, and in the U.S., Australia and New Zealand are guaranteed by us. Interest rates under the floor plan arrangements are variable and increase or decrease based on changes in the prime rate, defined LIBOR, Finance House Base Rate, the Euro Interbank Offered Rate, or the Australian or New Zealand Bank Bill Swap Rate. To date, we have not experienced any material limitation with respect to the amount or availability of financing from any institution providing us vehicle financing. We also receive non-refundable credits from certain of our vehicle manufacturers, which are treated as a reduction of cost of sales as vehicles are sold.

U.S. Credit Agreement

We are party to a credit agreement with Mercedes-Benz Financial Services USA LLC and Toyota Motor Credit Corporation, as amended (the “U.S. credit agreement”), which provides for up to $375.0 million in revolving loans for working capital, acquisitions, capital expenditures, investments and other general corporate purposes, a non-amortizing term loan with a remaining balance of $98.0 million, and for an additional $10.0 million of availability for letters of credit, through September 2016. The revolving loans bear interest at a defined LIBOR plus 2.25%, subject to an incremental 1.25% for uncollateralized borrowings in excess of a defined borrowing base. The term loan, which bears interest at defined LIBOR plus 2.25%, may be prepaid at any time, but then may not be re-borrowed.

The U.S. credit agreement is fully and unconditionally guaranteed on a joint and several basis by our domestic subsidiaries and contains a number of significant covenants that, among other things, restrict our ability to dispose of assets, incur additional indebtedness, repay other indebtedness, pay dividends, create liens on assets, make investments or acquisitions and engage in mergers or consolidations. We are also required to comply with specified financial and other tests and ratios, each as defined in the U.S. credit agreement, including: a ratio of current assets to current liabilities, a fixed charge coverage ratio, a ratio of debt to stockholders’ equity and a ratio of debt to earnings before interest, taxes, depreciation and amortization (“EBITDA”). A breach of these requirements would give rise to certain remedies under the agreement, the most severe of which is the termination of the agreement and acceleration of the amounts owed. As of December 31, 2013, we were in compliance with all covenants under the U.S. credit agreement, and we believe we will remain in compliance with such covenants for the next twelve months. In making such determination, we considered the current margin of compliance with the covenants and our expected future results of operations, working capital requirements, acquisitions, capital expenditures and investments. See Item 1A. “Risk Factors” and “Forward-Looking Statements” below.

The U.S. credit agreement also contains typical events of default, including change of control, non-payment of obligations and cross-defaults to our other material indebtedness. Substantially all of our domestic assets are subject to security interests granted to lenders under the U.S. credit agreement. As of December 31, 2013, $90.0 million of revolver borrowings, $98.0 million of term loans, and no letters of credit were outstanding under the U.S. credit agreement. We repaid $12.0 million and $17.0 million under the term loan in 2013 and 2012, respectively.

U.K. Credit Agreement

Our subsidiaries in the U.K. (the “U.K. subsidiaries”) are party to a £100.0 million revolving credit agreement with the Royal Bank of Scotland plc (RBS) and BMW Financial Services (GB) Limited, and an additional £10.0 million demand overdraft line of credit with RBS (collectively, the “U.K. credit agreement”) to be used for working capital, acquisitions, capital expenditures, investments and general corporate purposes through November 2015. The revolving loans bear interest between defined LIBOR plus 1.35% and defined LIBOR plus 3.0% and the demand overdraft line of credit bears interest at the Bank of England Base Rate plus 1.75%. As of December 31, 2013, £64.0 million ($106.0 million) was outstanding under the U.K. credit agreement.

The U.K. credit agreement is fully and unconditionally guaranteed on a joint and several basis by our U.K. subsidiaries, and contains a number of significant covenants that, among other things, restrict the ability of our U.K. subsidiaries to pay dividends, dispose of assets, incur additional indebtedness, repay other indebtedness, create liens on assets, make investments or acquisitions and engage in mergers or consolidations. In addition, our U.K. subsidiaries are required to comply with defined ratios and tests, including: a ratio of earnings before interest, taxes, amortization, and rental payments (“EBITAR”) to interest plus rental payments, a measurement of maximum capital expenditures, and a debt to EBITDA ratio. A breach of these requirements would give rise to certain remedies under the agreement, the most severe of which is the termination of the agreement and acceleration of any amounts owed. As of December 31, 2013, our U.K. subsidiaries were in compliance with all covenants under the U.K. credit agreement, and we believe they will remain in compliance with such covenants for the next twelve months. In making such determination, we considered the current margin of compliance with the covenants and our expected future results of operations, working capital requirements, acquisitions, capital expenditures and investments in the U.K. See Item 1A. “Risk Factors” and “Forward-Looking Statements” below.

The U.K. credit agreement also contains typical events of default, including change of control and non-payment of obligations and cross-defaults to other material indebtedness of our U.K. subsidiaries. Substantially all of our U.K. subsidiaries’ assets are subject to security interests granted to lenders under the U.K. credit agreement. In July 2013, we amended the U.K. credit agreement and U.K. term loan to provide the U.K. subsidiaries with covenant flexibility to fund the purchase of our commercial vehicle business and operate the subsidiaries acquired.

In January 2012, our U.K. subsidiaries entered into a separate agreement with RBS, as agent for National Westminster Bank plc, providing for a £30.0 million term loan which was used for working capital and an acquisition. The term loan is repayable in £1.5 million quarterly installments through 2015 with a final payment of £7.5 million due on December 31, 2015. The term loan bears interest between 2.675% and 4.325%, depending on the U.K. subsidiaries’ ratio of net borrowings to earnings before interest, taxes, depreciation and amortization (as defined). As of December 31, 2013, the amount outstanding under the U.K. term loan was £18.0 million ($29.8 million).

5.75% Senior Subordinated Notes

In August 2012, we issued $550.0 million in aggregate principal amount of 5.75% Senior Subordinated Notes due 2022 (the “5.75% Notes”).

Interest on the 5.75% Notes is payable semi-annually on April 1 and October 1 of each year, beginning on April 1, 2013. The 5.75% Notes mature on October 1, 2022, unless earlier redeemed or purchased by us. The 5.75% Notes are our unsecured senior subordinated obligations and are guaranteed on an unsecured senior subordinated basis by our existing 100% owned domestic subsidiaries. The 5.75% Notes also contain customary negative covenants and events of default. As of December 31, 2013, we were in compliance with all negative covenants, and there were no events of default.

On or after October 1, 2017, we may redeem the 5.75% Notes for cash at the redemption prices noted in the indenture, plus any accrued and unpaid interest. We may also redeem up to 40% of the 5.75% Notes using the proceeds of specified equity offerings at any time prior to October 1, 2015 at a price specified in the indenture.

If we experience certain “change of control” events specified in the indenture, holders of the 5.75% Notes will have the option to require us to purchase for cash all or a portion of their notes at a price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest. In addition, if we make certain asset sales and do not reinvest the proceeds thereof or use such proceeds to repay certain debt, we will be required to use the proceeds of such asset sales to make an offer to purchase the notes at a price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest.

Car Rental Revolver

We are party to a credit agreement with Toyota Motor Credit Corporation that currently provides us with up to $200.0 million in revolving loans for the acquisition of rental vehicles. The revolving loans bear interest at three-month LIBOR plus 2.50%. This agreement provides the lender with a secured interest in the vehicles and our car rental operations’ other assets, requires us to make monthly curtailment payments (prepayments of principal) and expires in October 2015. Vehicle principal balances must be paid in full within twelve to twenty-four months, depending on the year, make and model of the vehicle. As of December 31, 2013, outstanding loans under the car rental revolver amounted to $86.9 million.

Working Capital Loan Agreement

In December 2013 we entered into a working capital loan agreement with Mercedes-Benz Financial Services Australia Pty Ltd that provides us with up to AU $28.0 million ($25.0 million) of working capital availability. This agreement provides the lender with a secured interest in certain inventory and receivables of our commercial vehicle business. The loan bears interest at the Australian BBSW 30-day Bill Rate plus 2.35%. As of December 31, 2013, no loans were outstanding under the working capital loan agreement.

Mortgage Facilities

We are party to several mortgages which bear interest at defined rates and require monthly principal and interest payments. These mortgage facilities also contain typical events of default, including non-payment of obligations, cross-defaults to our other material indebtedness, certain change of control events, and the loss or sale of certain franchises operated at the properties. Substantially all of the buildings and improvements on the properties financed pursuant to the mortgage facilities are subject to security interests granted to the lender. As of December 31, 2013, we owed $118.6 million of principal under our mortgage facilities.

Short-term Borrowings

We have four principal sources of short-term borrowings: the revolving portion of the U.S. credit agreement, the revolving portion of the U.K. credit agreement, our Australian working capital loan agreement and the floor plan agreements and car rental revolver that we utilize to finance our vehicle inventories. Over time, we are able to access availability under the floor plan agreements to fund our cash needs, including payments made relating to our higher interest rate revolving credit agreements.

During 2013, outstanding revolving commitments varied between $10.0 million and $202.0 million under the U.S. credit agreement and between £0 and £100.0 million ($165.6 million) under the U.K. credit agreement’s revolving credit line (excluding the overdraft facility), and the amounts outstanding under our floor plan agreements varied based on the timing of the receipt and expenditure of cash in our operations, driven principally by the levels of our vehicle inventories.

Interest Rate Swaps

We periodically use interest rate swaps to manage interest rate risk associated with our variable rate floor plan debt. We are party to interest rate swap agreements through December 2014 pursuant to which the LIBOR portion of $300.0 million of our floating rate floor plan debt is fixed at 2.135% and $100.0 million of our floating rate floor plan debt is fixed at 1.55%. We may terminate these agreements at any time, subject to the settlement of the then current fair value of the swap arrangements. During 2013, the swaps increased the weighted average interest rate on our floor plan borrowings by 31 basis points.

PTL Dividends

We hold a 9.0% ownership interest in Penske Truck Leasing. During 2013, 2012, and 2011 we received $9.9 million, $18.5 million, and $7.8 million, respectively, of pro rata cash distributions relating to this investment. The decrease in dividends from 2012 to 2013 is due primarily to PTL’s change in policy to deliver quarterly in lieu of annual dividends, which resulted in additional dividends in 2012. We currently expect to continue to receive future distributions from PTL quarterly, subject to its financial performance.

Operating Leases

We have historically structured our operations so as to minimize our ownership of real property. As a result, we lease or sublease a majority of our facilities. These leases are generally for a period between five and 20 years, and are typically structured to include renewal options at our election. We estimate our total rent obligations under these leases, including any extension periods we may exercise at our discretion and assuming constant consumer price indices, to be $4.9 billion. Pursuant to the leases for some of our larger facilities, we are required to comply with specified financial ratios, including a “rent coverage” ratio and a debt to EBITDA ratio, each as defined. For these leases, non-compliance with the ratios may require us to post collateral in the form of a letter of credit.  A breach of our other lease covenants give rise to certain remedies by the landlord, the most severe of which include the termination of the applicable lease and acceleration of the total rent payments due under the lease. As of December 31, 2013, we were in compliance with all covenants under these leases, and we believe we will remain in compliance with such covenants for the next twelve months.

Sale/Leaseback Arrangements

We have in the past and may in the future enter into sale-leaseback transactions to finance certain property acquisitions and capital expenditures, pursuant to which we sell property and/or leasehold improvements to third parties and agree to lease those assets back for a certain period of time. Such sales generate proceeds which vary from period to period.

Off-Balance Sheet Arrangements

We have sold a number of dealerships to third parties and, as a condition to certain of those sales, remain liable for the lease payments relating to the properties on which those businesses operate in the event of non-payment by the buyer. We are also party to lease agreements on properties that we no longer use in our retail operations that we have sublet to third parties. We rely on subtenants to pay the rent and maintain the property at these locations. In the event a subtenant does not perform as expected, we may not be able to recover amounts owed to us and we could be required to fulfill these obligations. We believe we have made appropriate reserves relating to these locations. The aggregate rent paid by the tenants on those properties in 2013 was approximately $24.4 million, and, in aggregate, we guarantee or are otherwise liable for approximately $266.4 million of third-party lease payments, including lease payments during available renewal periods.

We hold a 9.0% ownership interest in PTL. Historically GECC has provided PTL with a majority of its financing. PTL has refinanced all of its GECC indebtedness. As part of that refinancing, we and the other PTL partners created a new company (“Holdings”), which, together with GECC, co-issued $700.0 million of 3.8% senior unsecured notes due 2019 (the “Holdings Bonds”). GECC agreed to be a co-obligor of the Holdings Bonds in order to achieve lower interest rates on the Holdings Bonds. Additional capital contributions from the members may be required to fund interest and principal payments on the Holdings Bonds. In addition, we have agreed to indemnify GECC for 9.0% of any principal or interest that GECC is required to pay as co-obligor, and pay GECC an annual fee of approximately $0.95 million for acting as co-obligor. The maximum amount of our potential obligations to GECC under this agreement are 9.0% of the required principal repayment due in 2019 (which is expected to be $63.1 million) and 9.0% of interest payments under the Holdings Bonds, plus fees and default interest, if any. Although we do not currently expect to make material payments to GECC under this agreement, this outcome cannot be predicted with certainty.

We have a vehicle fleet of approximately 5,300 vehicles in our car rental business. When we acquire these cars, we make certain assumptions regarding their value at the time we expect to dispose of them. If the ultimate market value of a significant number of the cars at the time of disposition is less than our estimated residual values, our car rental operations could incur significant losses. Because our fleet is principally comprised of Toyota vehicles and to a lesser extent Honda and General Motors vehicles, we are more at risk for a decrease in perceived value for these brands, and any events that negatively affect these manufacturers could exacerbate this risk.

Our floor plan credit agreement with Mercedes-Benz Financial Service Australia (“MBA”) provides us revolving loans for the acquisition of commercial vehicles for distribution to our retail network. This facility includes a limited parent guarantee and a commitment to repurchase dealer vehicles in the event the dealer’s floor plan agreement with MBA is terminated.

Cash Flows

Cash and cash equivalents increased by $6.0 million, $17.0 million, and $8.7 million during 2013, 2012, and 2011, respectively. The major components of these changes are discussed below.

Cash Flows from Continuing Operating Activities

Cash provided by continuing operating activities was $312.1 million, $323.5 million, and $134.3 million during 2013, 2012, and 2011, respectively. Cash flows from continuing operating activities includes net income, as adjusted for non-cash items and the effects of changes in working capital.

We finance substantially all of the commercial vehicles we purchase for distribution, new vehicles for retail sale, and a portion of our used vehicle inventories for retail sale under revolving floor plan arrangements with various lenders, including the captive finance companies associated with automotive manufacturers. We retain the right to select which, if any, financing source to utilize in connection with the procurement of vehicle inventories. Many vehicle manufacturers provide vehicle financing for the dealers representing their brands; however, it is not a requirement that we utilize this financing. Historically, our floor plan finance source has been based on aggregate pricing considerations.

In accordance with generally accepted accounting principles relating to the statement of cash flows, we report all cash flows arising in connection with floor plan notes payable with the manufacturer of a particular new vehicle as an operating activity in our statement of cash flows, and all cash flows arising in connection with floor plan notes payable to a party other than the manufacturer of a particular new vehicle, all floor plan notes payable relating to pre-owned vehicles, and all floor plan notes payable related to our commercial vehicles as a financing activity in our statement of cash flows. Currently, the majority of our non-trade vehicle financing is with other manufacturer captive lenders. To date, we have not experienced any material limitation with respect to the amount or availability of financing from any institution providing us vehicle financing.

We believe that changes in aggregate floor plan liabilities are typically linked to changes in vehicle inventory and, therefore, are an integral part of understanding changes in our working capital and operating cash flow. As a result, we prepare the following reconciliation to highlight our operating cash flows with all changes in vehicle floor plan being classified as an operating activity for informational purposes:

	Year Ended December 31,
	2013	2012	2011
Net cash from continuing operating activities as reported	$312.1	$323.5	$134.3
Floor plan notes payable — non-trade as reported	191.3	70.5	197.0
Net cash from continuing operating activities including all floor plan notes payable	$503.4	$394.0	$331.3

Cash Flows from Continuing Investing Activities

Cash used in continuing investing activities was $587.4 million, $401.7 million, and $360.4 million during 2013, 2012, and 2011, respectively. Cash flows from continuing investing activities consist primarily of cash used for capital expenditures, net expenditures for acquisitions and other investments, and proceeds from sale-leaseback transactions. Capital expenditures were $256.0 million, $161.9 million, and $131.2 million during 2013, 2012, and 2011, respectively. Included in capital expenditures is $86.4 million and $9.9 million relating to vehicle purchases for our car rental business during 2013 and 2012, respectively. Capital expenditures relate primarily to improvements to our existing dealership facilities, the construction of new facilities, the acquisition of the property or buildings associated with existing leased facilities, and vehicle purchases for our car rental business. We currently expect to finance our retail automotive segment capital expenditures with operating cash flows or borrowings under our U.S. or U.K. credit facilities and our car rental revolver for Hertz capital expenditures. Cash used in acquisitions and other investments, net of cash acquired, was $338.1 million, $250.2 million, and $232.1 million during 2013, 2012, and 2011, respectively, and included cash used to repay sellers floor plan liabilities in such business acquisitions of $29.6 million, $74.9 million, and $54.5 million, respectively. Proceeds from sale-leaseback transactions were $1.6 million during 2012. Additionally, cash provided by other investing activities was $6.7 million, $8.8 million and $2.9 million during 2013, 2012, and 2011, respectively.

Cash Flows from Continuing Financing Activities

Cash provided by continuing financing activities was $264.5 million, $77.5 million, and $202.0 million during 2013, 2012, and 2011, respectively. Cash flows from continuing financing activities include net borrowings or repayments of long-term debt, issuance and repurchases of long-term debt, repurchases of common stock, net borrowings or repayments of floor plan notes payable non-trade, payment of deferred financing costs, proceeds from exercise of stock options and dividends.

We had net borrowings of long-term debt of $144.8 million and $155.2 million during 2013 and 2011, respectively, and net repayments of long-term debt of $28.5 million during 2012. During 2012 and 2011, we used $62.7 million and $87.3 million to repurchase $63.3 million and $87.3 million aggregate principal amount, respectively, of our 3.5% Convertible Notes. We had net borrowings of floor plan notes payable non-trade of $191.3 million, $70.5 million, and $197.0 million during 2013, 2012, and 2011, respectively. In 2013, 2012, and 2011, we repurchased 0.5 million, 0.4 million, and 2.4 million shares of common stock for $15.8 million, $9.8 million, and $44.3 million, respectively. We also paid $56.0 million, $41.5 million, and $22.0 million of cash dividends to our stockholders during 2013, 2012, and 2011, respectively.

Cash Flows from Discontinued Operations

Cash flows relating to discontinued operations are not currently considered, nor are they expected to be, material to our liquidity or our capital resources. Management does not believe that there are any material past, present or upcoming cash transactions relating to discontinued operations.

Contractual Payment Obligations

The table below sets forth our best estimates as to the amounts and timing of future payments relating to our most significant contractual obligations as of December 31, 2013, except as otherwise noted. The information in the table reflects future unconditional payments and is based upon, among other things, the terms of any relevant agreements. Future events, including acquisitions, divestitures, new or revised operating lease agreements, borrowings or repayments under our credit agreements and our floor plan arrangements, and purchases or refinancing of our securities, could cause actual payments to differ significantly from these amounts.  Potential payments noted above under “Off-Balance Sheet Arrangements” are excluded from this table.

	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Floorplan notes payable(A)	$2,586.7	$2,586.7	$—	$—	$—
Long-term debt obligations	1,083.2	50.0	381.6	49.5	602.1
Operating lease commitments	4,904.4	191.5	383.9	380.9	3,948.1
Scheduled interest payments(B)	306.0	36.6	72.1	68.7	128.6
Other obligations(C)	25.8	2.6	4.7	18.5	—
	$8,906.1	$2,867.4	$842.3	$517.6	$4,678.8

(A)                               Floor plan notes payable are revolving financing arrangements. Payments are generally made as required pursuant to the floor plan borrowing agreements discussed above under “Vehicle Financing.”

(B)                               Estimates of future variable rate interest payments under floor plan notes payable and our credit agreements are excluded due to our inability to estimate changes in interest rates in the future. See “Vehicle Financing,” “U.S. Credit Agreement,” and “U.K. Credit Agreement” above for a discussion of such variable rates.

(C)                               Includes minimum annual concession payments due to airport and other authorities and uncertain tax positions. Due to the subjective nature of our uncertain tax positions, we are unable to make reasonably reliable estimates of the timing of payments arising in connection with the unrecognized tax benefits; however, as a result of the statute of limitations, we do not expect any of these payments to occur in more than 5 years. We have thus classified these as “3 to 5 years.”

We expect that, other than for scheduled payments upon the maturity or termination dates of certain of our debt instruments, the amounts above will be funded through cash flow from operations or borrowings under our credit agreements. In the case of payments upon the maturity or termination dates of our debt instruments, we currently expect to be able to refinance such instruments in the normal course of business or otherwise fund them from cash flows from operations or borrowings under our credit agreements.

Related Party Transactions

Stockholders Agreement

Several of our directors and officers are affiliated with Penske Corporation or related entities. Roger S. Penske, our Chairman of the Board and Chief Executive Officer, is also Chairman of the Board and Chief Executive Officer of Penske Corporation, and through entities affiliated with Penske Corporation, is our largest stockholder owning approximately 35% of our outstanding common stock. Mitsui & Co., Ltd. and Mitsui & Co. (USA), Inc. (collectively, “Mitsui”) own approximately 17% of our outstanding common stock. Mitsui, Penske Corporation, and certain other affiliates of Penske Corporation are parties to a stockholders agreement pursuant to which the Penske affiliated companies agreed to vote their shares for up to two directors who are representatives of Mitsui. In turn, Mitsui agreed to vote their shares for up to fourteen directors voted for by the Penske affiliated companies. This agreement terminates in March 2014, upon the mutual consent of the parties, or when either party no longer owns any of our common stock.

Other Related Party Interests and Transactions

Roger S. Penske is also a managing member of Transportation Resource Partners, an organization that invests in transportation-related industries. Richard J. Peters, one of our directors, is a managing director of Transportation Resource Partners and is a director of Penske Corporation. Robert H. Kurnick, Jr., our President and a director, is also the President and a director of Penske Corporation. Yoshimi Namba, one of our directors and officers, is also an employee of Mitsui & Co.

We sometimes pay to and/or receive fees from Penske Corporation, its subsidiaries, and its affiliates for services rendered in the ordinary course of business, or to reimburse payments made to third parties on each other’s behalf. These transactions are reviewed periodically by our Audit Committee and reflect the provider’s cost or an amount mutually agreed upon by both parties.

As discussed above, we hold a 9.0% ownership interest in PTL, a leading provider of transportation services and supply chain management. PTL is owned 41.1% by Penske Corporation, 9.0% by us and the remaining 49.9% is owned by direct and indirect subsidiaries of GECC. Among other things, the relevant agreements provide us with specified distribution and governance rights and restrict our ability to transfer our interests.

We have also entered into other joint ventures with certain related parties as more fully discussed below.

Joint Venture Relationships

We are party to a number of joint ventures pursuant to which we own and operate automotive dealerships together with other investors. We may provide these dealerships with working capital and other debt financing at costs that are based on our incremental borrowing rate. As of December 31, 2013, our retail automotive joint venture relationships included:

Location	Dealerships	Ownership Interest
Fairfield, Connecticut	Audi, Mercedes-Benz, Sprinter, Porsche, smart	83.57	%(A) (C)
Greenwich, Connecticut	Mercedes-Benz	80.00	%(B) (C)
Las Vegas, Nevada	Ferrari, Maserati	50.00	%(D)
Frankfurt, Germany	Lexus, Toyota	50.00	%(D)
Aachen, Germany	Audi, Lexus, Skoda, Toyota, Volkswagen, Citroën	50.00	%(D)
Northern Italy	BMW, MINI	70.00	%(C)

(A)       An entity controlled by one of our directors, Lucio A. Noto (the “Investor”), owns a 16.43% interest in this joint venture which entitles the Investor to 20% of the joint venture’s operating profits. In addition, the Investor has an option to purchase up to a total 20% interest in the joint venture for specified amounts.

(B)       An entity controlled by one of our directors, Lucio A. Noto (the “Investor”), owns a 20% interest in this joint venture which entitles the Investor to 20% of the joint venture’s operating profits.

(C)       Entity is consolidated in our financial statements.

(D)       Entity is accounted for using the equity method of accounting.

Cyclicality

Unit sales of motor vehicles, particularly new vehicles, have been cyclical historically, fluctuating with general economic cycles. During economic downturns, the automotive retailing industry tends to experience periods of decline and recession similar to those experienced by the general economy. We believe that the industry is influenced by general economic conditions and particularly by consumer confidence, the level of personal discretionary spending, fuel prices, interest rates, and credit availability.

Seasonality

Automotive Dealership. Our business is modestly seasonal overall. Our U.S. operations generally experience higher volumes of vehicle sales in the second and third quarters of each year due in part to consumer buying trends and the introduction of new vehicle models. Also, vehicle demand, and to a lesser extent demand for service and parts, is generally lower during the winter months than in other seasons, particularly in regions of the U.S. where dealerships may be subject to severe winters. Our U.K. operations generally experience higher volumes of vehicle sales in the first and third quarters of each year, due primarily to vehicle registration practices in the U.K.

Commercial Vehicle. Our commercial vehicle business generally experiences higher sales volumes during the second quarter of the year which is primarily attributable to commercial vehicle customers completing annual capital expenditures before their fiscal year-end, which is typically June 30 in Australia and New Zealand.

Car Rental. The seasonality of our car rental business follows the seasonality of business and leisure travel in our markets. We therefore experience decreased levels of car rental business in the winter months and increased levels in the spring and summer months.

Effects of Inflation

We believe that inflation rates over the last few years have not had a significant impact on revenues or profitability. We do not expect inflation to have any near-term material effects on the sale of our products and services; however, we cannot be sure there will be no such effect in the future. We finance substantially all of our inventory through various revolving floor plan arrangements with interest rates that vary based on various benchmarks. Such rates have historically increased during periods of increasing inflation.

Forward-Looking Statements

Certain statements and information set forth herein, as well as other written or oral statements made from time to time by us or by our authorized officers on our behalf, constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “goal,” “plan,” “seek,” “project,” “continue,” “will,” “would,” and variations of such words and similar expressions are intended to identify such forward-looking statements. We intend for our forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we set forth this statement in order to comply with such safe harbor provisions. You should note that our forward-looking statements speak only as of the date of this Annual Report on Form 10-K or when made and we undertake no duty of obligation to update or revise our forward-looking statements, whether as a result of new information, future events, or otherwise. Forward-looking statements include, without limitation, statements with respect to:

•                       our future financial and operating performance;

•                       future acquisitions and dispositions;

•                       future potential capital expenditures and securities repurchases;

•                       our ability to realize cost savings and synergies;

•                       our ability to respond to economic cycles;

•                        trends in the automotive retail industry and in the general economy in the various countries in which we operate;

•                       our ability to access the remaining availability under our credit agreements;

•                       our liquidity;

•                       performance of joint ventures, including PTL;

•                       future foreign exchange rates;

•                       the outcome of various legal proceedings;

•                       results of self insurance plans;

•                       trends affecting our future financial condition or results of operations; and

•                       our business strategy.

Forward-looking statements involve known and unknown risks and uncertainties and are not assurances of future performance. Actual results may differ materially from anticipated results due to a variety of factors, including the factors identified under “Item 1A. — Risk Factors.” Important factors that could cause actual results to differ materially from our expectations include those mentioned in “Item 1A. — Risk Factors” such as the following:

•             our business and the automotive retail industry in general are susceptible to adverse economic conditions, including changes in interest rates, the number of new and used vehicles sold in our markets, foreign exchange rates, consumer demand, consumer confidence, fuel prices, unemployment rates and credit availability;

•             automobile manufacturers exercise significant control over our operations, and we depend on them, and continuation of our franchise agreements, in order to operate our business;

•             we depend on the success, popularity, and availability of the brands we sell, and adverse conditions affecting one or more automobile manufacturers, including the adverse impact on the vehicle and parts supply chain due to natural disasters or other disruptions that interrupt the supply of vehicles and parts to us, may negatively impact our revenue and profitability;

•             the success of our commercial vehicle distribution operations depends upon continued availability of the vehicles we distribute, demand for those vehicles, and general economic conditions in those markets;

•             a restructuring of any significant automotive manufacturers or automotive suppliers;

•             our operations may be affected by severe weather or other periodic business interruptions;

•             we have substantial risk of loss not entirely covered by insurance;

•             we may not be able to satisfy our capital requirements for acquisitions, dealership renovation projects, financing the purchase of our inventory, or refinancing of our debt when it becomes due;

•             our level of indebtedness may limit our ability to obtain financing generally and may require that a significant portion of our cash flow be used for debt service;

•             non-compliance with the financial ratios and other covenants under our credit agreements and operating leases;

•             higher interest rates may significantly increase our variable rate interest costs and, because many customers finance their vehicle purchases, decrease vehicle sales;

•             our operations outside of the U.S. subject our profitability to fluctuations relating to changes in foreign currency valuations;

•             import product restrictions and foreign trade risks that may impair our ability to sell foreign vehicles profitably;

•             with respect to PTL, changes in the financial health of its customers, labor strikes or work stoppages by its employees, a reduction in PTL’s asset utilization rates, and industry competition which could impact distributions to us;

•             we are dependent on continued availability of our information technology systems;

•             with respect to our car rental operations, we are subject to residual risk on the rental cars and the risk that a substantial number of the rental cars may be unavailable due to recall or other reasons;

•             if we lose key personnel, especially our Chief Executive Officer, or are unable to attract additional qualified personnel;

•             new or enhanced regulations relating to automobile dealerships including those that may be issued by the Consumer Finance Protection Bureau restricting automotive financing;

•             changes in tax, financial or regulatory rules or requirements;

•             we could be subject to legal and administrative proceedings which, if the outcomes are adverse to us, could have a material adverse effect on our business;

•             if state dealer laws in the U.S. are repealed or weakened, our automotive dealerships may be subject to increased competition and may be more susceptible to termination, non-renewal or renegotiation of their franchise agreements; and

•             some of our directors and officers may have conflicts of interest with respect to certain related party transactions and other business interests.

In addition:

•             shares eligible for future sale may cause the market price of our common stock to drop significantly, even if our business is doing well.

We urge you to carefully consider these risk factors and further information under Item 1A. “Risk Factors” in evaluating all forward-looking statements regarding our business. Readers of this report are cautioned not to place undue reliance on the forward-looking statements contained in this report. All forward-looking statements attributable to us are qualified in their entirety by this cautionary statement. Except to the extent required by the federal securities laws and the Securities and Exchange Commission’s rules and regulations, we have no intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.